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                                                                    EXHIBIT 99.1

[Letterhead of Hawaiian Airlines, Inc.]


              Hawaiian Airlines Receives Go-Ahead From Employees


  HONOLULU -- Hawaiian Airlines announced that the memberships of all its employee unions have ratified modifications to their labor agreements, enabling the company to pursue a bridge loan from Airlines Investors Partnership, L.P.
(AIP) that will allow it to continue all operations while it works to complete a $20 million equity investment from AIP later this month. The investment transaction is still subject to certain other conditions, including shareholder approval.

  Bruce R. Nobles, Hawaiian's chairman, president and chief executive officer, said he was grateful for the support of the company's employees and its customers.

  "We are extremely grateful to those who have stood by us, and for the vision shown by our employees in their vote to move forward with our turnaround," Nobles said.

  Hawaiian still must reach final agreements with certain of its creditors and receive approval from its shareholders* before the AIP transaction can be completed. The transaction is scheduled to close at the end of January.



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* This news release does not constitute a solicitation of proxies for the special shareholders meeting. Solicitations will be made by definitive proxy materials that will be distributed to shareholders prior to the meeting.